Exhibit 99.1
Chart Industries Reports 2014 Second Quarter Results

Cleveland, Ohio – July 31, 2014 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the second quarter ended June 30, 2014. Highlights include:

•	Announces new award in excess of $40 million for LNG liquefaction equipment

•	Announces new award in excess of $20 million for floating LNG liquefaction equipment

•	Sequential order growth and year over year revenue growth in D&S LNG

Net income for the second quarter of 2014 was $20.1 million, or $0.65 per diluted share. Second quarter 2014 earnings would have been $0.70 per diluted share excluding $2.0 million, or $0.04 per diluted share, of acquisition-related costs and facility startup costs recorded in the quarter, as well as a $0.01 per diluted share impact associated with Chart’s Convertible Notes (“Notes”). This compares with net income of $20.0 million, or $0.64 per diluted share, for the second quarter of 2013. Second quarter 2013 earnings would have been $0.77 per share excluding $4.8 million, or $0.11 per diluted share, of acquisition-related costs and flood damage expense in Europe, as well as a $0.02 per diluted share impact associated with the Notes.

Net sales for the second quarter of 2014 increased 3% to $306.8 million from $298.3 million in the comparable period a year ago. Gross profit for the second quarter of 2014 was $92.2 million, or 30.0% of sales, versus $89.8 million, or 30.1% of sales, in the comparable quarter of 2013.

“We are excited by the trend we are seeing in small to mid-scale liquefaction in North America with two standard plant awards using Chart’s proprietary liquefaction technology announced in the last 60 days. This includes the new award announced today with Fortis, which will be reflected in third quarter orders, and the award announced with LNG Holdings in June which is included in second quarter orders. The Golar Floating Liquefied Natural Gas (FLNG) project award from Black & Veatch announced today will be reflected in third quarter orders and showcases the unique advantages that brazed aluminum heat exchangers offer for LNG applications,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer.

Mr. Thomas continued, “Order activity in China continues to grow, but delays in expected customer shipments impacted quarterly results. Sequentially, consolidated LNG-related orders grew 19%. We are also beginning to see positive signs in the BioMedical respiratory market as revenues grew 35% sequentially.”

Backlog at June 30, 2014 was $695.0 million, down 4% from the March 31, 2014 level of $721.9 million. Orders for the second quarter of 2014 were $280.6 million compared with $262.6 million for the first quarter of 2014.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2014 increased $1.8 million compared with the same period in 2013 to $53.7 million, or 17.5% of sales. SG&A expenses in the second quarter of 2013 were 17.4% of sales. The increase was largely due to higher employee-related costs as we continued to invest in growth opportunities in addition to the start-up costs associated with our recent acquisition in China, which closed during the quarter.

Net interest expense was $4.1 million for the second quarter of 2014, which included $2.6 million of non-cash accretion expense associated with the Company’s Notes. Net cash interest was $1.5 million.

Income tax expense was $8.8 million for the second quarter and represented an effective tax rate of 30.2% compared with $8.0 million for the prior year’s second quarter, or an effective tax rate of 27.9%. The rate was higher in the current quarter due to expiration of the Research & Development credit in 2013 and a higher mix of U.S. earnings, which are taxed at a higher rate.

Cash and short-term investments were $142.7 million at June 30, 2014, compared with $140.4 million at March 30, 2014.

SEGMENT HIGHLIGHTS

Energy and Chemicals (“E&C”) segment sales increased 18% to $93.0 million for second quarter 2014 compared with $78.7 million for the same quarter in the prior year. Additional project volume in the process systems business led the improvement. E&C gross profit margins were 26.5% in the 2014 quarter compared with 29.0% in the same quarter of 2013. Margins were unfavorably impacted in the quarter by project mix weighted towards large scale, lower margin LNG projects, a higher percentage of lower margin industrial gas business and start-up costs related to the La Crosse expansion and Wuxi acquisition.

Distribution and Storage (“D&S”) segment sales improved 1% to $149.1 million for the second quarter of 2014 compared with $147.2 million for the same quarter in the prior year. Sales in North America and Europe offset the sales decline in China as a result of customer delays. D&S gross profit margin improved to 30.6% in the quarter compared with 28.4% a year ago on improved volume and product mix in the U.S. and Europe, including favorable impact from resolution of a partial contract cancellation we previously reported. The costs D&S incurred during the first quarter associated with this contract were recouped in the second quarter, normalizing year to date gross profit margin.
BioMedical segment sales declined 10% to $64.8 million for the second quarter of 2014 compared with $72.4 million for the same quarter in the prior year. The commercial oxygen generation systems business accounted for a majority of the shortfall, as delays in project timing impacted expected results. BioMedical gross profit margin declined to 33.8% in the quarter compared with 34.7% for the same period in 2013, primarily on lower volume in commercial oxygen generation systems and higher warranty costs associated with respiratory therapy products.
OUTLOOK

Based on second quarter results, current order backlog, and business expectations for the remainder of 2014, the Company is adjusting its previously announced sales and earnings guidance. Due primarily to customer delays in D&S China, annual sales and earnings are no longer expected to reach the Company’s previous estimates. Overall, we remain positive on the long-term outlook for the use of natural gas as a transportation fuel.

Sales for 2014 are now expected to be in a range of $1.22 to $1.27 billion, and diluted earnings per share are now expected to be in a range of $2.85 to $3.15 per diluted share, on approximately 31.0 million weighted average shares outstanding. This excludes any dilution impact resulting from the Notes and acquisition-related costs. This compares with previous sales guidance of $1.25 to $1.3 billion and earnings guidance of $3.00 to $3.40 per diluted share, on approximately 30.7 million weighted average shares outstanding. This also excluded any dilution impact resulting from the Notes and acquisition-related costs.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; a delay in the anticipated timing of LNG infrastructure build out or respiratory therapy demand recovery; fluctuations in energy prices; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; changes in government energy policy or the failure of expected changes in policy to materialize; our ability to successfully manage our planned operational expansions; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company's international operations and transactions; changes in regulations governing the export of our products; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; variability in operating results associated with unanticipated increases in warranty returns of Company products; loss of key employees and deterioration of employee or labor relations; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its second quarter 2014 results on a conference call on Thursday, July 31, 2014 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference Number 74209776. The telephone replay will be available beginning 1:30 p.m. ET, Thursday July 31, 2014 until 11:59 p.m. ET, Thursday, August 7, 2014.

For more information, click here:
http://ir.chartindustries.com/
Contact:

Ken Webster	or	Jim Fischman
Vice President, Chief Accounting		Director of Investor Relations and
Officer and Controller		Financial Planning
216-626-1216		216-626-1216
ken.webster@chartindustries.com		jim.fischman@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales	$306,810	$298,266	$573,050	$571,914
Cost of sales	214,629	208,460	403,323	402,658
Gross profit	92,181	89,806	169,727	169,256
Selling, general and administrative expenses	53,662	51,905	104,573	99,109
Amortization expense	4,475	4,922	8,964	9,817
Operating expenses	58,137	56,827	113,537	108,926
Operating income (1)	34,044	32,979	56,190	60,330
Other expenses:
Interest expense and financing costs amortization, net	4,464	4,304	8,939	8,621
Foreign currency loss	391	91	509	437
Other expenses, net	4,855	4,395	9,448	9,058
Income before income taxes	29,189	28,584	46,742	51,272
Income tax expense	8,818	7,981	14,032	14,561
Net income	20,371	20,603	32,710	36,711
Noncontrolling interests, net of taxes	302	603	644	1,176
Net income attributable to Chart Industries, Inc.	$20,069	$20,000	$32,066	$35,535
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.66	$0.66	$1.06	$1.18
Diluted	$0.65	$0.64	$1.03	$1.15
Weighted average number of common shares outstanding:
Basic	30,389	30,249	30,368	30,143
Diluted (2)	30,978	31,428	31,170	31,000
_______________

(1)
Includes depreciation expense of $5,713 and $5,127 for the three months ended June 30, 2014 and 2013, respectively, and $11,396 and $10,146 for the six months ended June 30, 2014 and 2013, respectively.

(2)
Includes an additional 320 and 529 shares related to the Convertible Notes in the Company’s diluted earnings per share calculation for the three and six months ended June 30, 2014, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under GAAP. If the hedge could have been considered, it would have reduced the additional shares by 320 and 529 for the three and six months ended June 30, 2014, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Cash Provided By Operating Activities	$21,482	$34,020	$42,343	$10,382
Investing Activities
Capital expenditures	(15,248)	(17,148)	(25,665)	(29,226)
Proceeds from sale of assets	1,657	—	1,691	—
Acquisition of business, net of cash acquired (1)	(7,319)	(3,032)	(11,943)	(3,032)
Net Cash Used In Investing Activities	(20,910)	(20,180)	(35,917)	(32,258)
Financing Activities
Borrowings on revolving credit facilities	4,601	51,253	7,884	100,231
Repayments on revolving credit facilities	—	(65,273)	(3,252)	(97,011)
Principal payments on long-term debt	(937)	(938)	(1,875)	(1,876)
Proceeds from exercise of stock options	108	549	624	4,462
Excess tax benefit from share-based compensation	163	89	1,727	4,472
Payment of contingent consideration	(741)	—	(741)	—
Common stock repurchases	(117)	(24)	(3,291)	(1,903)
Distribution to noncontrolling interest	(1,206)	(1,369)	(1,206)	(1,369)
Net Cash Provided By (Used In) Financing Activities	1,871	(15,713)	(130)	7,006
Effect of exchange rate changes on cash	(188)	1,387	(967)	(846)
Net increase (decrease) in cash and cash equivalents	2,255	(486)	5,329	(15,716)
Cash and cash equivalents at beginning of period	140,419	126,268	137,345	141,498
Cash and Cash Equivalents At End of Period	$142,674	$125,782	$142,674	$125,782
_______________

(1)	Includes an advance payment of $4,624 from the prior quarter associated with the Chart Energy & Chemicals Wuxi Co., Ltd. acquisition.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$142,674	$137,345
Other current assets	510,687	512,098
Property, plant and equipment, net	238,772	224,205
Goodwill	407,360	398,905
Identifiable intangible assets, net	164,443	172,142
Other assets, net	24,057	16,935
TOTAL ASSETS	$1,487,993	$1,461,630

LIABILITIES AND EQUITY
Current liabilities (1)	$294,234	$499,304
Long-term debt	260,538	64,688
Other long-term liabilities	80,317	79,055
Convertible notes conversion feature (1)	—	56,563
Equity	852,904	762,020
TOTAL LIABILITIES AND EQUITY	$1,487,993	$1,461,630
_______________

(1)
As a result of meeting one of the events for early conversion as defined in the Indenture for our $250,000 convertible notes, the liability component was classified as a current liability, and a portion of the equity component was classified as temporary equity representing the convertible notes debt conversion feature in our Condensed Consolidated Balance Sheet as of December 31, 2013. Since the events for early conversion were not met at the end of the second quarter of 2014, the liability component of the Notes was classified as long-term debt, and the temporary equity was classified as permanent equity in our Condensed Consolidated Balance Sheet as of June 30, 2014.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales
Energy & Chemicals	$92,954	$78,716	$179,100	$159,577
Distribution & Storage	149,105	147,156	278,627	275,889
BioMedical	64,751	72,394	115,323	136,448
Total	$306,810	$298,266	$573,050	$571,914
Gross Profit
Energy & Chemicals	$24,613	$22,854	$49,336	$43,781
Distribution & Storage	45,684	41,855	82,026	78,357
BioMedical	21,884	25,097	38,365	47,118
Total	$92,181	$89,806	$169,727	$169,256
Gross Profit Margin
Energy & Chemicals	26.5%	29.0%	27.5%	27.4%
Distribution & Storage	30.6%	28.4%	29.4%	28.4%
BioMedical	33.8%	34.7%	33.3%	34.5%
Total	30.0%	30.1%	29.6%	29.6%
Operating Income (Loss) (1)
Energy & Chemicals	$16,042	$14,914	$32,649	$27,733
Distribution & Storage	24,222	23,393	42,309	42,682
BioMedical	7,424	8,752	9,819	15,505
Corporate	(13,644)	(14,080)	(28,587)	(25,590)
Total	$34,044	$32,979	$56,190	$60,330
_______________

(1)
Includes acquisition-related costs, startup costs, and European flood costs (in 2013) of $1,968 and $4,827 for the three months ended June 30, 2014 and 2013, respectively, and $2,787 and $6,040 for the six months ended June 30, 2014 and 2013, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	June 30, 2014	March 31, 2014
Orders
Energy & Chemicals	$56,580	$65,041
Distribution & Storage	163,338	142,528
BioMedical	60,656	55,005
Total	$280,574	$262,574
Backlog
Energy & Chemicals	$285,181	$321,468
Distribution & Storage (1)	385,207	372,368
BioMedical	24,601	28,022
Total	$694,989	$721,858
_______________

(1)
During the second quarter, a major oil company partially cancelled certain LNG infrastructure projects for an order previously awarded to our D&S business during 2013. The result of this action has been reflected as a reduction in orders of approximately $8 million.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
(UNAUDITED)

	Three Months Ended June 30,
	2014	2013
Earnings per diluted share	$0.65	$0.64
Inventory write-up to fair value	—	0.06
Acquisition-related costs, retention and severance	0.02	0.03
Facility startup costs	0.02	—
Flood damage	—	0.02
Dilution impact of convertible notes	0.01	0.02
Adjusted earnings per diluted share	$0.70	$0.77